                                                                   Exhibit h(12)


                        AMENDMENT TO AMENDED AND RESTATED
                          ADMINISTRATIVE SERVICES PLAN

                          CITIFUNDS INSTITUTIONAL TRUST

                                 March 31, 2000


         Pursuant to authorization granted on May 3, 1996 by the board of trustees of CitiFunds Institutional Trust (formerly, "Landmark Institutional Trust"), a Massachusetts business trust (the "Trust"), the Administrative Services Plan dated as of August 10, 1992, amended and restated as of April 15, 1993, and further amended as of September 30, 1997 (the "Plan"), is hereby further amended by adding the following new section to the end thereof:

                  "16. It is understood and agreed that the shares of each Fund may be divided into classes, and, for each Fund whose shares are so divided into classes, notwithstanding any other provision of this Plan:

                  (i) the Trust shall pay the Transfer Agent and each Shareholder Servicing Agent, from the assets represented by each class of shares of such Fund, such compensation as may from time to time be agreed by the Trust and the Transfer Agent or such Shareholder Servicing Agent, as the case may be, and such compensation may differ from class to class of such Fund;

                  (ii) the aggregate fee limitation in Section 5 of this Plan shall be calculated separately for each class of shares of such Fund, and for all classes of shares other than Class A shares, the aggregate fee limitation shall be calculated without regard to any fees payable under the distribution or service plan of the Trust for such shares;

                  (iii) this Plan may be amended to increase materially the amount to be expended from the assets of such Fund represented by a particular class of shares, or terminated as to a particular class of shares, only by vote of a "majority of the outstanding voting securities" of such class of such Fund, or, in the case of termination, by vote of a majority of the Qualified Trustees; and

                  (iv) the Class C, Class D, Class E and SVB Liquid Reserves Shares of the series of the Trust designated as CitiFunds Institutional Liquid Reserves shall not be subject to this Plan."

         This Amendment was ratified by a majority of the Trustees of the Trust and the Qualified Trustees of the Trust (as defined in the Plan) at a meeting held on May 5, 2000.